Exhibit 99.1

Email to Pegasystems Inc. Employees on August 30, 2023

Subject: Update on the Bold Changes

Team Pega,

We have a massive opportunity to strengthen our industry leadership through pioneering use of AI. Pega Infinity ’23 positions us as a leader in this space. As we continue to navigate what will be an incredibly powerful transformation, we are focused on being innovative and deeply technical with our clients – characteristics that are core to our DNA. In July, we outlined three bold go-to-market changes, and since then we have made significant progress in refining the details:

Elevating and simplifying client engagement:

We are bringing together the Account Executives, Sales Specialists, and Client Success Managers under a consolidated team. We will accelerate growth and productivity gains by focusing on a defined set of target orgs.

We are establishing geography-based Customer Decision Hub Specialist and Client Success leadership roles to own and develop the strategy, engage with priority clients and opportunities, and ensure Specialists and CSMs continue to be part of a vibrant community of practitioners. Positions will be posted soon.

Some client-facing roles will evolve, be realigned, or be eliminated. We expect this will impact approximately 4% of our overall employees. We have been working closely with leaders to carefully assess every role. Decisions at the individual level have not been easy, but our leaders will begin communicating the changes soon. True to our values, we will conduct these discussions with transparency. For anyone who may be leaving Pega, we will offer various types of transition support.

Leveraging our technology to inspire our clients:

Bringing the Solutions Consulting, Consulting Services, and Partner teams together will drive stronger collaboration and create key flow between phases from discovery to architecture to implementation.

To ensure our most technical community is connected across the client lifecycle, Consulting will be an extension of Solutions Consulting, and Partners will be an extension of Consulting. This builds on our strategy to focus on the correct architecture and best practices while being implementation agnostic; our Partners drive program management and implementation.

Streamlining the transition path to Pega Cloud

Pega Cloud represents over 40% of our ACV. Our clients are increasingly looking to us to support their acceleration to cloud. Our clients can leverage our new AI features on Pega Cloud, and it offers a dramatically better experience than other cloud providers.

The work we’ve done to support clients on a current version of Pega Infinity positions them to accelerate their journey to Pega Cloud. Our three key offerings will enable their transition:

•	Rapid Migration – providing our most cloud-ready clients a direct transition to Pega Cloud.

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Modernization - partnering with clients to modernize applications so they can access our latest capabilities and the applications take advantage of operating in a native cloud environment after migrating to Pega Cloud.

•	Platform Refresh - ensure clients continue to stay current so they can leverage the best of Pega and are in a strong position to migrate to Pega Cloud.

We are filing this email publicly, so if helpful, this email may be shared.

I am incredibly proud of our team. With our continued hard work and grit, our future success is limitless. Thank you for all that you do that makes us One Pega!

-Alan